SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 26, 2006
     HUTCHINSON TECHNOLOGY INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-14709	41-0901840

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive N.E., Hutchinson, Minnesota	55350

(Address of Principal Executive Offices)	(Zip Code)

(320) 587-3797

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
SIGNATURES

Item 7.01. Regulation FD Disclosure
          On January 25 2006, we sold $225,000,000 in principal amount of our 3.25% Convertible Subordinated Notes due 2026 (the “Securities”). The Securities were issued pursuant to an Indenture, dated as of January 25, 2006 (the “Indenture”), between us and LaSalle Bank National Association, as trustee for the benefit of the holders of the Securities. We describe the material terms of the Indenture in a prior Current Report on Form 8-K filed on January 26, 2006.
          Under certain circumstances, holders of the Securities may convert their Securities based on a conversion rate of 27.4499 shares of our common stock per $1,000 principal amount of Securities (which is equal to an initial conversion price of approximately $36.43 per share), subject to adjustment. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of Securities a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. If a holder elects to convert their Securities in connection with a fundamental change that occurs prior to January 21, 2011, we will pay, to the extent described in the Indenture, a make whole premium by increasing the conversion rate applicable to such Securities.
          In connection with the issuance of the Securities on January 25, 2006, we are confirming our estimate of net income per diluted share of 15 to 30 cents for the second quarter of fiscal 2006. The net proceeds the company received totaled $219,375,000. We anticipate an increase in interest expense and interest income for the second quarter of fiscal 2006. We estimate the diluted number of shares for the second quarter of fiscal 2006 will be approximately 30.8 million.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED
Date: January 26, 2006	/s/ John A. Ingleman
John A. Ingleman
Vice President and Chief Financial Officer